Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2005, except for the restatement described in Note 13 to the consolidated financial statements and the matter described in penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is May 16, 2005, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of SonicWALL, Inc., which appears in SonicWALL Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2004.
/s/ PricewaterhouseCoopers LLP
San Jose, California
January 9, 2006